#2660
 CORPORATE COMMUNICATIONS DIVISION

 W. R. Grace & Co.
 One Town Center Road
 Boca Raton, FL 33486-1010


GRACE NEWS

            CONTACT: Chuck Suits or Mary Lou Kromer 561/362-2600 or
                                                    800/GRACE99



                 GRACE NAMES ELLBERGER CHIEF FINANCIAL OFFICER

     BOCA RATON, Fla., November 14, 1996--W. R. Grace & Co. (NYSE: GRA) today announced that Larry Ellberger, senior vice president of strategic planning and development, has been elected to the added position of chief financial officer.

     Ellberger, who also will be a member of Grace's Executive Committee, succeeds Peter D. Houchin, senior vice president and chief financial officer.

     Houchin, 49, managed the recently completed NMC-Fresenius transaction, involving the spin-off of Grace's packaging and specialty chemicals businesses and the combination of its former National Medical Care subsidiary with a unit of Fresenius AG, and he has played a major role in the multi-year restructuring of Grace. Today, Grace is a smaller, more focused company. Consequently, Houchin decided to step down as CFO to pursue other challenging opportunities outside of Grace.


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     Albert J. Costello, chairman, president and chief executive officer, said,
"We greatly appreciate Peter's extraordinary efforts in completing the complex NMC-Fresenius transaction and in spearheading value-based planning throughout the company during the past several years. We wish him much success in his future endeavors."

     Ellberger joined Grace in May 1995 and has been responsible for coordinating the development of the company's strategic planning process and managing acquisitions and divestitures, including the recent successful divestitures of Grace Dearborn and Agracetus. Prior to joining Grace, he was vice president and director of corporate development and planning at American Cyanamid.

     Costello said, "I and the entire Grace management team look forward to working with Larry Ellberger and our financial management team as we move toward achieving our value-driven performance goals and becoming a first quartile packaging and specialty chemicals company."

     Costello said he expects Ellberger to remain as CFO while the management team continues to evaluate how the finance and other global staff functions should be structured to serve most efficiently and effectively the new Grace.

     Ellberger, 48, holds a B.A. in economics from Columbia College and a B.S. in chemical engineering from the Columbia School of Engineering, both in New York City.

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     Grace is a leading global supplier of flexible packaging and specialty chemicals, with annual sales of approximately $3.3 billion. The company operates in more than 100 countries.


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